Earnings Release February 19, 2019
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2018. Net income attributable to HEP for the fourth quarter was $47.5 million ($0.45 per basic and diluted limited partner unit) compared to $86.1 million ($0.96 per basic and diluted limited partner unit) for the fourth quarter of 2017.
Distributable cash flow was $64.2 million for the quarter, down $1.3 million, or 2.0%, compared to the fourth quarter of 2017. HEP announced its 57th consecutive distribution increase on January 24, 2019, raising the quarterly distribution from $0.665 to $0.6675 per unit, which represents an increase of 3% over the distribution for the fourth quarter of 2017.
Net income attributable to HEP for the fourth quarter of 2017 included a $36.3 million remeasurement gain relating to HEP's acquisition of the remaining interests in the SLC and Frontier pipelines. Excluding this remeasurement gain, net income attributable to HEP for the fourth quarter of 2017 was $49.8 million ($0.56 per basic and diluted limited partner unit). Net income attributable to HEP for the fourth quarter of 2018 decreased $2.3 million compared to the fourth quarter of 2017 excluding this gain. This decrease in earnings is primarily due to higher interest and operating expenses as well as the impact of downtime from an unplanned outage on our fluid catalytic cracking unit at HollyFrontier Corporation's ("HFC" or "HollyFrontier") Woods Cross refinery.
Commenting on fourth quarter results, George Damiris, Chief Executive Officer, stated, “HEP delivered a solid quarter and despite operating issues at HFC's Woods Cross refinery, we were able to maintain our record of consecutive quarterly distribution increases.
“Looking to 2019, we expect to grow HEP's quarterly distribution by $0.0025 per limited partner unit while maintaining an annual distribution coverage ratio of 1.0x.”
Fourth Quarter 2018 Revenue Highlights
Revenues for the quarter were $132.8 million, an increase of $3.6 million compared to the fourth quarter of 2017. The increase was primarily attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines and higher crude oil volumes in the Permian Basin, offset by a decrease in revenue on our Woods Cross refinery processing units due to an operational outage. Compared to the fourth quarter of 2017, our overall pipeline volumes increased for the quarter by 8%.

•
Revenues from our refined product pipelines were $39.6 million, an increase of $0.1 million, on shipments averaging 209.1 thousand barrels per day ("mbpd") compared to 231.2 mbpd for the fourth quarter of 2017. The volume decrease was mainly due to lower volumes on pipelines servicing HollyFrontier's Woods Cross refinery, which had lower throughput due to operational issues at the refinery during the quarter, lower volumes on pipelines servicing HFC's Navajo refinery and lower volumes from Delek. Revenue remained relatively consistent due to contractual minimum revenue commitments and tariff escalators.

•
Revenues from our intermediate pipelines were $7.1 million, a decrease of $1.2 million compared to the fourth quarter of 2017, on shipments averaging 151.0 mbpd compared to 158.1 mbpd for the fourth quarter of 2017. The decreases were mainly attributable to lower throughput at HFC's Navajo refinery and a decrease in deferred revenue recognized.

•
Revenues from our crude pipelines were $29.4 million, an increase of $4.0 million, on shipments averaging 495.4 mbpd compared to 404.4 mbpd for the fourth quarter of 2017. The increases were mainly attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•
Revenues from terminal, tankage and loading rack fees were $38.5 million, an increase of $1.9 million compared to the fourth quarter of 2017. Refined products and crude oil terminalled in the facilities averaged 451.9 mbpd compared to 516.9 mbpd for the fourth quarter of 2017. The volume decrease was mainly due to the planned turnaround at HFC's El Dorado refinery as well as the cessation of HEP's operations at the Tucson terminal in April 2018. Despite the decrease in volume, revenue increased primarily due to tariff escalators on minimum revenue commitments.

•
Revenues from refinery processing units were $18.2 million, a decrease of $1.2 million, on throughputs averaging 47.7 mbpd compared to 62.7 mbpd for the fourth quarter of 2017. The decreases were due to an unplanned outage on our fluid catalytic cracking unit at HFC's Woods Cross refinery in the fourth quarter of 2018.

Revenues for the fourth quarter of 2018 included $4.1 million for recognition of shortfalls billed to shippers in prior quarters. As of December 31, 2018, deferred revenue reflected in our consolidated balance sheet related to shortfalls billed was $1.8 million.

Year Ended December 31, 2018 Revenue Highlights
Revenues for the year ended December 31, 2018, were $506.2 million, an increase of $51.9 million compared to the year ended December 31, 2017. The increase was primarily attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 and the turnaround at HollyFrontier's Navajo refinery in the first quarter of 2017.

•
Revenues from our refined product pipelines were $137.5 million, an increase of $5.1 million, on shipments averaging 199.6 mbpd compared to 211.8 mbpd for the year ended December 31, 2017. The volume decrease was mainly due to pipelines servicing HFC's Woods Cross refinery, which had lower throughput due to operational issues at the refinery beginning in the first quarter of 2018. These decreases were partially offset by higher volumes on our product pipelines in New Mexico due to the turnaround at HFC's Navajo refinery in the first quarter of 2017. Revenue increased as a result of the higher volumes on the New Mexico product pipelines and remained relatively consistent for pipelines servicing HFC's Woods Cross refinery due to contractual minimum volume commitments and tariff escalators.

•
Revenues from our intermediate pipelines were $29.6 million, an increase of $0.9 million, on shipments averaging 144.5 mbpd compared to 141.6 mbpd for the year ended December 31, 2017. These increases were principally due to the turnaround at HFC's Navajo refinery in the first quarter of 2017 and increased production of base oil and lubricants at HFC's Tulsa refinery.

•
Revenues from our crude pipelines were $116.3 million, an increase of $42.4 million, on shipments averaging 465.6 mbpd compared to 302.9 mbpd for the year ended December 31, 2017. The increases were mainly attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•
Revenues from terminal, tankage and loading rack fees were $147.5 million, an increase of $5.1 million compared to the year ended December 31, 2017. Refined products and crude oil terminalled in the facilities averaged 474.9 mbpd compared to 496.7 mbpd for the year ended December 31, 2017. Despite the decrease in volume, revenue increased primarily due to tariff escalators on minimum revenue commitments.

•
Revenues from refinery processing units were $75.2 million, a decrease of $1.7 million on throughputs averaging 62.8 mbpd compared to 63.6 mbpd for the year ended December 31, 2017. The reduction in revenue and volume was due to an unplanned outage on our fluid catalytic cracking unit at HFC's Woods Cross refinery in the fourth quarter of 2018.

Revenues for the year ended December 31, 2018, included the recognition of $3.3 million of prior shortfalls billed to shippers in 2017 as they did not exceed their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $66.8 million and $256.0 million for the three months and year ended December 31, 2018, respectively, representing increases of $4.8 million and $24.8 million from the three months and year ended December 31, 2017, respectively. The increases were primarily due to new operating expenses related to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017.
Interest expense was $18.7 million and $71.9 million for the three months and year ended December 31, 2018, respectively, representing increases of $1.6 million and $13.5 million over the same periods of 2017. These increases were mainly due to the private placement of an additional $100 million in aggregate principal amount of our 6% Senior Notes due 2024 completed in the third quarter of 2017, higher average balances outstanding under our senior secured revolving credit facility and market interest rate increases under that facility.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://78449.themediaframe.com/dataconf/productusers/hep/mediaframe/27947/indexl.html.

An audio archive of this webcast will be available using the above noted link through March 5, 2019.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and the years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$22,189	$22,053	$136
Affiliates – intermediate pipelines	7,144	8,366	(1,222)
Affiliates – crude pipelines	21,004	18,070	2,934
	50,337	48,489	1,848
Third parties – refined product pipelines	17,401	17,481	(80)
Third parties – crude pipelines	8,359	7,301	1,058
	76,097	73,271	2,826
Terminals, tanks and loading racks:
Affiliates	33,612	31,937	1,675
Third parties	4,853	4,618	235
	38,465	36,555	1,910

Affiliates - refinery processing units	18,230	19,395	(1,165)

Total revenues	132,792	129,221	3,571
Operating costs and expenses
Operations	39,699	35,021	4,678
Depreciation and amortization	24,375	21,549	2,826
General and administrative	2,747	5,451	(2,704)
	66,821	62,021	4,800
Operating income	65,971	67,200	(1,229)

Equity in earnings of equity method investments	1,698	1,545	153
Interest expense, including amortization	(18,650)	(17,089)	(1,561)
Interest income	526	185	341
Remeasurement gain on preexisting equity interests	—	36,254	(36,254)
Gain on sale of assets and other	51	105	(54)
	(16,375)	21,000	(37,375)
Income before income taxes	49,596	88,200	(38,604)
State income tax benefit (expense)	123	(85)	208
Net income	49,719	88,115	(38,396)
Allocation of net income attributable to noncontrolling interests	(2,186)	(2,044)	(142)
Net income attributable to Holly Energy Partners	47,533	86,071	(38,538)
General partner interest in net income, including incentive distributions(1)	—	—	—
Limited partners’ interest in net income	$47,533	$86,071	$(38,538)
Limited partners’ earnings per unit – basic and diluted(1)	$0.45	$0.96	$(0.51)
Weighted average limited partners’ units outstanding	105,440	89,422	16,018
EBITDA(2)	$89,909	$124,609	$(34,700)
Distributable cash flow(3)	$64,210	$65,520	$(1,310)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	134,459	150,470	(16,011)
Affiliates – intermediate pipelines	150,964	158,058	(7,094)
Affiliates – crude pipelines	389,631	317,762	71,869
	675,054	626,290	48,764
Third parties – refined product pipelines	74,616	80,683	(6,067)
Third parties – crude pipelines	105,810	86,623	19,187
	855,480	793,596	61,884
Terminals and loading racks:
Affiliates	385,772	448,837	(63,065)
Third parties	66,087	68,050	(1,963)
	451,859	516,887	(65,028)

Affiliates – refinery processing units	47,696	62,721	(15,025)

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,355,035	1,373,204	(18,169)

	Years Ended December 31,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$82,998	$80,030	$2,968
Affiliates – intermediate pipelines	29,639	28,732	907
Affiliates – crude pipelines	79,741	65,960	13,781
	192,378	174,722	17,656
Third parties – refined product pipelines	54,524	52,379	2,145
Third parties – crude pipelines	36,605	7,939	28,666
	283,507	235,040	48,467
Terminals, tanks and loading racks:
Affiliates	130,251	125,510	4,741
Third parties	17,283	16,908	375
	147,534	142,418	5,116

Affiliates - refinery processing units	75,179	76,904	(1,725)

Total revenues	506,220	454,362	51,858
Operating costs and expenses
Operations	146,430	137,605	8,825
Depreciation and amortization	98,492	79,278	19,214
General and administrative	11,040	14,323	(3,283)
	255,962	231,206	24,756
Operating income	250,258	223,156	27,102

Equity in earnings of equity method investments	5,825	12,510	(6,685)
Interest expense, including amortization	(71,899)	(58,448)	(13,451)
Interest income	2,108	491	1,617
Loss on early extinguishment of debt	—	(12,225)	12,225
Remeasurement gain on preexisting equity interests	—	36,254	(36,254)
Gain on sale of assets and other	121	422	(301)
	(63,845)	(20,996)	(42,849)
Income before income taxes	186,413	202,160	(15,747)
State income tax expense	(26)	(249)	223
Net income	186,387	201,911	(15,524)
Allocation of net income attributable to noncontrolling interests	(7,540)	(6,871)	(669)
Net income attributable to Holly Energy Partners	178,847	195,040	(16,193)
General partner interest in net income, including incentive distributions(1)	—	(35,047)	35,047
Limited partners’ interest in net income	$178,847	$159,993	$18,854
Limited partners’ earnings per unit—basic and diluted(1)	$1.70	$2.28	$(0.58)
Weighted average limited partners’ units outstanding	104,908	70,291	34,617
EBITDA(2)	$347,156	$332,524	$14,632
Adjusted EBITDA(2)	$347,156	$344,749	$2,407
Distributable cash flow(3)	$265,087	$242,955	$22,132

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	127,865	133,822	(5,957)
Affiliates – intermediate pipelines	144,537	141,601	2,936
Affiliates – crude pipelines	349,686	281,093	68,593
	622,088	556,516	65,572
Third parties – refined product pipelines	71,784	78,013	(6,229)
Third parties – crude pipelines	115,933	21,834	94,099
	809,805	656,363	153,442
Terminals and loading racks:
Affiliates	413,525	428,001	(14,476)
Third parties	61,367	68,687	(7,320)
	474,892	496,688	(21,796)

Affiliates – refinery processing units	62,787	63,572	(785)

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,347,484	1,216,623	130,861

(1)
Prior to the equity restructuring transaction on October 31, 2017, net income attributable to Holly Energy Partners was allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner included incentive distributions that were declared subsequent to quarter end. There were no distributions made on the general partner interest after October 31, 2017. No general partner distributions were declared for the three months ended December 31, 2017, and general partner distributions of $36.5 million were declared for the year ended December 31, 2017.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus loss on early extinguishment of debt. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$47,533	$86,071	$178,847	$195,040
Add (subtract):
Interest expense	17,886	16,343	68,858	55,385
Interest Income	(526)	(185)	(2,108)	(491)
Amortization of discount and deferred debt charges	764	746	3,041	3,063
State income tax (benefit) expense	(123)	85	26	249
Depreciation and amortization	24,375	21,549	98,492	79,278
EBITDA	$89,909	$124,609	$347,156	$332,524
Add loss on early extinguishment of debt	—	—	—	12,225
Adjusted EBITDA	$89,909	$124,609	$347,156	$344,749

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$47,533	$86,071	$178,847	$195,040
Add (subtract):
Depreciation and amortization	24,375	21,549	98,492	79,278
Remeasurement of gain on preexisting equity interests	—	(36,254)	—	(36,254)
Amortization of discount and deferred debt charges	764	746	3,041	3,063
Loss on early extinguishment of debt	—	—	—	12,225
Customer billings greater than revenue recognized	(3,780)	(5,118)	(786)	(1,283)
Maintenance capital expenditures (4)	(3,678)	(1,440)	(8,182)	(7,748)
Increase (decrease) in environmental liability	131	159	(237)	(581)
Decrease in reimbursable deferred revenue	(1,242)	(914)	(5,179)	(3,679)
Other non-cash adjustments	107	721	(909)	2,894
Distributable cash flow	$64,210	$65,520	$265,087	$242,955

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	December 31,
	2018	2017
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$3,045	$7,776
Working capital	$8,577	$18,906
Total assets	$2,102,540	$2,154,114
Long-term debt	$1,418,900	$1,507,308
Partners' equity (5)	$427,435	$393,959

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511